EXHIBIT 5.1
August 4, 2025
TrueBlue, Inc.
1015 A Street
Tacoma, Washington 98402
Re: Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of TrueBlue, Inc.
Ladies and Gentlemen:
We have acted as counsel to TrueBlue, Inc. (the “Company” or “you”) to render this opinion in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to up to an additional 1,475,000 shares of TrueBlue, Inc. common stock, no par value (the "Shares"), authorized for issuance under the Company’s Amended and Restated 2016 Omnibus Incentive Plan (the “Plan”) and related preferred stock purchase rights (the “Rights”) issuable pursuant to the Rights Agreement dated May 14, 2025 between the Company and Computershare Trust Company, N.A., as rights agent, as may be amended from time to time (the “Rights Agreement”).

We have examined the Registration Statement and such documents and records of TrueBlue, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that:

1.Any original issuance Shares that may be issued pursuant to the Plan, upon the registration by the registrar of such Shares and the issuance thereof by TrueBlue, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

2.The Rights, when Shares are issued in accordance with the terms of the Plan, and the receipt of the consideration therefor in accordance with the terms of the Plan, will be legally issued.

Our opinion in paragraph 2 above:

a)     does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time;
b)     assumes that the members of the Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement;

c)    and addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of Rights thereunder would result in invalidating such Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP